EXHIBIT 99.1

Press Release issued by Registrant, dated May 9, 2007 (Filed herewith.)

eMax Holdings Corporation Re-Announces New Stock Dividend

eMax Holdings Corporation (PINKSHEETS: EMXC) (http://www.emaxcorp.com) again announces they have executed the acquisition agreement to acquire all assets and rights held by Artist Innovations, Inc. This event will grant the eMax Holdings Corporation shareholders a new stock dividend in the company. eMax Holdings shareholders can expect to receive a new share of stock in eMax Holdings Corporation for each two shares they currently hold in eMax Holdings Corporation. The record date for the stock dividend will be May 15, 2007.

eMax shareholders should expect to receive mailings from the company announcing the dividends and to make sure the company has all shareholders' correct mailing information. If you are a shareholder and do not know if we have your correct mailing address, please email info@emaxcorp.com your correct information. The first previously announced dividend owed by the company will also be mailed at the same time.

"We value our shareholders and the position that they have taken in supporting eMax. In response to that support, the Board of Directors of eMax Holdings Corporation has approved by all its directors and officers to continue to consolidate certain holdings and issue the new stock dividend in the company to its shareholders," said Roxanna Weber, CEO, eMax Holdings Corp.

About eMax Holdings Corporation

eMax Holdings Corporation (http://www.emaxcorp.com) is a diversified holding company investing in multimedia, entertainment, communication, broadcasting, IT and artificial intelligence technologies, and real estate, energy and finance industries.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, the future press releases of eMax.

Contact:

eMax Holdings Corp.
Roxanna Weber
866-585-2065
http://www.emaxcorp.com